Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “PROOF ACQUISITION CORP I”, FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF MARCH, A.D. 2021, AT 4:47 O’CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5527927 8100	Authentication: 202750707
SR# 20210927596	Date: 03-17-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:47 PM 03/16/2021 FILED 04:47 PM 03/16/2021 SR 20210927596 - File Number 5527927

CERTIFICATE OF INCORPORATION

OF

PROOF ACQUISITION CORP I

Pursuant to Section 102 of the
Delaware General Corporation Law

I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to theprovisions of the General Corporation Law of the State of Delaware (the “DGCL”), do hereby certify as follows:

FIRST: The name of the corporation is PROOF Acquisition Corp I (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this corporation may be served is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 83,500,000 of which 82,500,000 shares shall be Common Stock of the par value of $.0001 per share (“Common Stock”), representing (a) 70,000,000 shares of Class A Common Stock (“Class A Common Stock”) and (b) 12,500,000 shares of Class B Common Stock (“Class B Common Stock”), and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share. The relative rights, preferences, and privileges of the Common Stock and Preferred Stock are as follows:

A.          Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each series the voting powers, full or limited, and the designations, preferences, and relative, participating, optional, or other special rights and the qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of the series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any the holders is required pursuant to any Preferred Stock Designation.

B.	Common Stock.

(1)	Voting.

(a)           Except as otherwise required by law or this Certificate of Incorporation (the “Certificate”), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(b)           Except as otherwise required by law or this Certificate, the holders of shares of Common Stock shall be entitled to one vote for each share of Common Stock held.

(c)           Except as otherwise required by law or this Certificate, at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate, holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of the affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other series, to vote thereon pursuant to this Certificate or the DDGCL.

(d)           Except as otherwise required by law or this Certificate, for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter, or repeal any provision of this Certificate, whether by merger, consolidation, or otherwise, if the amendment, alteration, or repeal would alter or change the powers, preferences, or relative, participating, optional, or other special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or the Secretary of the Corporation. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of the meeting had been the date that written consents signed by a sufficient number ofholders of Class B Common Stock to take the action were delivered to the Corporation.

(e)           Until the Corporation consummates an initial public offering (“Offering”), any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. Upon the consummation of an Offering, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be taken by written consent of stockholders in lieu of a meeting.

(2)	Class B Common Stock.

(a)           Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (i) at any time and from time to time at the option of the holder thereof, (ii) automatically on the business day following the closing of the Business Combination (as defined below), and (iii) automatically on the business day immediately to the liquidation, dissolution, or winding up of the Corporation.

(b)           Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities and related to the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities (the “Business Combination”) at a ratio (the “Adjusted Conversion Ratio”) for which:

(i)          the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity linked securities or otherwise) by the Corporation (net of redemptions), related to or in connection with the consummation of the initial Business Combination (excluding any securities issued or issuable to any seller in the initial Business Combination) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination; and

(ii)         the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination.

(c)           The foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class; provided, however, that in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

(d)           The Initial Conversion Ratio and the Adjusted Conversion Ratio, as applicable, shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

(e)           Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this section. The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (I) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this section and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(3)           Dividends. Subject to applicable law and the rights of the holders of any outstanding series of the Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive dividends and other distributions when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in any dividends and distributions. Dividends or distributions, if declared, may be paid in cash, property, or capital stock of the Corporation.

(4)           Liquidation. Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them, on an as converted and adjusted basis.

C.            Rights. Warrant, and Options. The Corporation has the authority to create and issue rights, warrants, and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants, and options to be evidenced by or in instruments approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise, and other terms and conditions of the rights, warrants, or options; provided. however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

FIFTH: The name and mailing address of the sole incorporator of the Corporation is as follows:

Name	Address

Brendan George, Esq.	c/o Steptoe & Johnson LLP 1114 Avenue of the Americas New York, NY 10036

SIXTH: The Board of Directors shall be divided into three classes: Class A, Class B, and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B, and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders, and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors or the removal of one or more directors, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation, or removal of a director shall serve for the remainder of the full term of the director whose death, resignation, or removal created the vacancy and until his successor shall have been elected and qualified.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:

A.            Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B.            The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

C.            The Board of Director, in their discretion, may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any contract or act. Any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented and entitled to vote in person or by proxy at the meeting in which a quorum is present shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal challenge because of directors’ interests, or for any other reason.

D.            In addition to the powers and authorities hereinbefore or by statute expressly conferred upon the members of the Board of Directors, the directors are hereby empowered to exercise all powers and do all acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if the bylaw had not been made.

EIGHTH: The following provisions are inserted to limit liability of directors and provide indemnification to the fullest extent permitted by law.

A.           No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer; provided. however, that this paragraph A of Article EIGHTH shall not limit the liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A of Article EIGTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation with respect to events occurring prior to the time of the repeal or modification.

B.            The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto (each, an “Indemnified Person”). Expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative, or investigative action, suit, or proceeding for which the Indemnified Person may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: The following provisions are inserted for the governance of derivative actions or proceedings brought on behalf of the Corporation.

A.           Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including any beneficial owner of any stockholder of record) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers, or employees arising pursuant to any provision of the DGCL or this Certificate or the bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers, or employees governed by the internal affairs doctrine. If brought outside of the State of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on the stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (I 0) days following such determination, (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section A of Article TENTH will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the Federal courts have exclusive jurisdiction; and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the Federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

B.            If any action the subject matter of which is within the scope of paragraph A of Article TENTH immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, the stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and Federal courts located within the State ofDelaware in connection with any action brought to enforce paragraph A of Article TENTH (a “Foreign Enforcement Action”) and (ii) having service of process made upon the stockholder in any Foreign Enforcement Action by service upon the stockholder’s counsel in the Foreign Action as agent for the stockholder.

C.            If any provision or provisions of this Article TENTH shall be held to be invalid, illegal, or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality, and enforceability of these provisions in any other circumstance and of the remaining provisions of this Article TENTH (including, without limitation, each portion of any sentence of this Article TENTH containing any provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal, or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

ELEVENTH: The Corporation reserves the right to amend, alter, change, add, or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and except as set forth in Article ELEVENTH, all rights, preferences and privileges herein conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article.

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this 16th day of March, 2021.

Brendan George, Esq.
Sole Incorporator